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                                                                    EXHIBIT 99.1


[LAKES ENTERTAINMENT, INC. LETTERHEAD]


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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Friday, August 2, 2002


                LAKES ENTERTAINMENT, INC. ANNOUNCES JOINT VENTURE
                               TIME-SHARE PROJECT



MINNEAPOLIS, MN AUGUST 2, 2002 - Lakes Entertainment, Inc. (Nasdaq:LACO) today announced that it has formed a joint venture with Diamond Resorts, LLC, a Nevada limited liability company and experienced time-share developer. The purpose of this joint venture is to develop the Shark Club parcel in Las Vegas, Nevada as an upscale time-share project. The Shark Club property, which is currently owned by Lakes, is an approximate 3.5 acre undeveloped site on the Las Vegas strip. Construction of "the Chateau," a 33-story, four-tower, 850-unit complex, estimated at $240 million should begin sometime in 2004, with completion of the first tower in 2005.

The terms of this joint venture agreement would require Diamond to perform sales, marketing and administrative services including services as the manager. Lakes would be required to contribute the relevant portion of the Shark Club parcel, valued at $16 million, after Diamond has obtained a financing commitment for a construction loan sufficient to fund at least the first phase of the building improvements contemplated by the time-share project. The terms of the agreement provide for the repayment to Lakes of its contribution of property in cash based on the joint venture's cash flow and time-share unit sales. Diamond and Lakes will also each be required to make an initial working capital contribution of $250,000. It is contemplated that Lakes will be required to make no other material contributions of cash or property to the project.

Lyle Berman, Chairman, CEO and President of Lakes stated, "We are very excited to be working together with Diamond Resorts to develop our Shark Club property into an upscale time-share project. We feel this is an excellent site for this type of development and we are looking forward to getting the project underway." Mr. Berman also stated, "With a book value of over $16 per share we continue to look for ways to enhance shareholder value."



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Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. Lakes Entertainment also has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming. Additionally, the Company owns approximately 80% of World Poker Tour, LLC, a joint venture formed to film and produce poker tournaments for television broadcast.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".



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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owned to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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